Exhibit 16.1

January 9, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington DC 20549

Dear Ladies and Gentlemen:

We are the successor independent registered public accounting firm for WellQuest Medical & Wellness Corporation (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated January 9, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our predecessor firm, Tullius Taylor Sartain & Sartain LLP.

Sincerely,

/s/ Hogan Taylor LLP